Exhibit 5.2

February 12, 2025 Innoviz Technologies Ltd. Innoviz Technologies Campus 5 Uri Ariav St., Blg. C Nitzba 300 Rosh HaAin, Israel 4809202

Re:  Registration Statement on Form F-3 (No. 333-267646).

To the addressee set forth above:

We have acted as special U.S. counsel to Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the sale to several purchasers (the “Purchasers”) by the Company of 28,776,978 units (the “Units”), with each Unit consisting of one ordinary share (collectively, the “Ordinary Shares”) of the Company, no par value, and eight tenths of a warrant (collectively, the “Warrants”) to purchase one Ordinary Share, pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2022 (Registration No. 333-267646) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated October 11, 2022, included in the Registration Statement (the “Base Prospectus”), a final prospectus supplement, dated February 10, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and a securities purchase agreement, dated February 10, 2025, between the Company and the several Purchasers named in the Securities Purchase Agreement (the “Securities Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to any other laws. Various issues pertaining to Israeli law are addressed in the opinion of Naschitz, Brandes, Amir & Co., Advocates filed as an exhibit to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such elements.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrants shall have been duly registered on the records maintained by the Company for that purpose in the name or on behalf of the Purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Securities Purchase Agreement, the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

February 12, 2025

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants have been or will be duly authorized, executed and delivered by the parties thereto, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 6-K dated February 12, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Ordinary Shares and the Warrants. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Latham & Watkins LLP